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                              AMENDED AND RESTATED

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                                       FOR
                               ECLIPSE FUNDS INC.

                               ASSET MANAGER FUND
                                    BOND FUND
                               CORE BOND PLUS FUND
                                 EAFE INDEX FUND
                               GROWTH EQUITY FUND
                                INDEXED BOND FUND
                               INDEXED EQUITY FUND
                            INTERNATIONAL EQUITY FUND
                                MID CAP CORE FUND
                                MONEY MARKET FUND
                              SHORT-TERM BOND FUND
                               TAX FREE BOND FUND
                             TAX-MANAGED EQUITY FUND
                                VALUE EQUITY FUND

                  WHEREAS, Eclipse Funds Inc. (the "Company"), on behalf of the separate series of the Company (the "Funds") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

                  WHEREAS, the Company, on behalf of the ASSET MANAGER FUND, BOND FUND, EAFE INDEX FUND, GROWTH EQUITY FUND, INDEXED BOND FUND, INDEXED EQUITY FUND, INTERNATIONAL EQUITY FUND, MONEY MARKET FUND, SHORT TERM BOND FUND, and the VALUE EQUITY FUND, has previously adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Act on June 6, 1995, as amended on March 4, 1997, September 1, 1998, and December 5, 2000 (the "Plan"), pursuant to which shares of each such Fund are issued in two classes, designated as "No-Load Class" shares and "Service Class" shares;

                  WHEREAS, the Company desires to further amend the Plan to include, on identical terms and conditions, the CORE BOND PLUS FUND, MID CAP CORE FUND, TAX FREE BOND FUND FUND, and TAX-MANAGED EQUITY FUND, thereby permitting each of such Funds to offer "No-Load Class" and "Service Class" shares;

                  WHEREAS, pursuant to Management Agreements dated November 21, 1997 and December 5, 2000, respectively, the Company employs New York Life Investment Management LLC ("New York Life") as manager for the Funds; and
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                  WHEREAS, pursuant to a Distribution Agreement dated January 1,
1994, as amended, the Company employs NYLIFE Distributors Inc. ("NYLIFE Distributors") as distributor of the securities of which it is the issuer.

                  NOW, THEREFORE, the Company hereby amends and restates, on behalf of all of the Funds, the Plan, in accordance with Rule 18f-3 under the Act, subject to the following terms and conditions:

          I. FEATURES OF THE CLASSES. Each Fund issues its shares of common stock in two classes: "No-Load Class" shares and "Service Class" shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund, and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class of shares shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service arrangement, and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, No-Load Class shares and Service Class shares shall have the features described in Sections 5 and 6 below.

          II. SERVICE PLANS. Shares of the Service Class of each Fund and the Money Market Sweep Shares ("Sweep Class") of the Money Market Fund are offered pursuant to Shareholder Services Plans ("Service Plans") adopted by the Board of Directors on behalf of each such class. Shareholders of the Service Class shares of each Fund and the Sweep Class shares of the Money Market Fund receive additional shareholder services that are not provided to shareholders of the No-Load Class. The cost of such services is borne by the shareholders of the Service Class shares and the Sweep Class shares.

                  Under each Service Plan, each Fund is authorized to pay to New York Life, as compensation for service activities rendered by New York Life, its affiliates, or independent third-party service providers, to holders of the Service Class shares of a Fund or the Sweep Class shares, a shareholder service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Service Class shares of the Fund and the Sweep Class shares, respectively (the "Service Fee").

                  For purposes of each Service Plan, "service activities" shall mean those activities for which a "service fee," as defined by the rules of National Association of Securities Dealers Inc., may be paid.

                  3. DISTRIBUTION PLAN. Shares of the Sweep Class of the Money Market Fund are offered pursuant to a Plan of Distribution pursuant to Rule 12b-1 ("Distribution Plan") adopted by the Board of Directors on behalf of such class in accordance with Rule 12b-1 under the Act. The Sweep Class receives certain distribution-related services that are not provided to the No-Load Class or the Service Class. The cost of such services is borne by the shareholders of the Sweep Class shares.
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                  Under the Distribution Plan, the Money Market Fund is
authorized to pay NYLIFE Distributors, NYLIFE Securities, Inc. ("NYLIFE Securities"), or any other broker-dealer or financial institution, as compensation for certain account sweep and/or other distribution-related services rendered to the Sweep Class, a distribution fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Sweep Class shares of the Money Market Fund (the "Distribution Fee").

                  For purposes of the Distribution Plan, "distribution-related services" shall mean those services for which a distribution fee may be paid pursuant to Rule 12b-1 under the Act.

                  4. ALLOCATION OF INCOME AND EXPENSES. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of net assets of each class of shares of the Fund. These expenses include:

          A. expenses incurred by the Company (for example, fees of Directors, auditors, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

          B. expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

                  2. expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a Service Plan or the Distribution Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Directors' fees incurred as a result of issues relating solely to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories
(ii)-(viii) above may be allocated to a class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories or expenses will be treated as Class Expenses, consistent with applicable legal principals under the Act and the Internal Revenue Code of 1986, as amended (the "Code").

                  Therefore, expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net assets. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation
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among classes, as determined by the Board of Directors. Any additional Class
Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the Act and the Code.

                  5. EXCHANGE PRIVILEGES. Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund, based upon each Fund's net asset value per share. Shareholders may also exchange shares of the No-Load Class of any Fund for No-Load Class shares of any fund that is a series of Eclipse Funds (an "Eclipse Fund"), based upon the Fund's and the Eclipse Fund's relative net asset values per share.

                  6. CONVERSION FEATURES. No conversion from No-Load Class shares into Service Class shares, or vice versa, is currently offered.

                  7. QUARTERLY AND ANNUAL REPORTS. The Board of Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the servicing of a particular class of shares will be used to justify any servicing fee attributable to that class. Expenditures not related to the servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Directors in the exercise of their fiduciary duties. Under each Service Plan, the amount of the Service Fee payable to New York Life, its affiliates, or independent third-party service providers is not related directly to expenses incurred by New York Life, its affiliates, or independent third-party service providers on behalf of a Fund in servicing holders of Service Class shares or Sweep Class shares of a Fund. Similarly, under the Distribution Plan, the amount of the Distribution Fee payable to NYLIFE Distributors, NYLIFE Securities, or any other broker-dealer or financial institution is not related directly to expenses incurred by NYLIFE Distributors, NYLIFE Securities, or any other broker-dealer or financial institution on behalf of the Money Market Fund in providing distribution-related services to the Sweep Class shares of the Money Market Fund.

                  8. ACCOUNTING METHODOLOGY. (a) The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

                     (1) On a daily basis, a fund accountant shall calculate the Service Fee to be charged to each Service Class of shares and the Sweep Class by calculating the average daily net asset value of such shares outstanding and applying the fee rate to the result of that calculation. The fund accountant shall also calculate the Distribution Fee to the Sweep Class of shares of the Money Market Fund in the same manner.

                     (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.
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          C. The fund accountant will allocate income and Corporate Level and
Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of a Fund for Fund Expenses, and in relation to the net asset value of the Company for Corporate Level Fees. These calculations shall be based on net asset values at the beginning of the day for non-money market funds, and based on the relative value of settled shares at the beginning of the day for any money market funds.

          D. The fund accountant shall then complete a worksheet (attached as Exhibit A) using the allocated income and expense calculations from Paragraph
(3) above, and the additional fees calculated from Paragraphs (1) and (2) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

          E. The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

             9. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Company, by the Company's underwriter or any other provider of services to the company without the prior approval of the Company's Board of Directors.

             10. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect interest in the operation of the Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

             11. MATERIAL MODIFICATION. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for approval in Paragraph 10 hereof.

             IN WITNESS WHEREOF, the Company, on behalf of the Funds, has adopted this Multiple Class Plan as of the 6th day of June, 1995, and amended this Multiple Class Plan as of the 4th day of March, 1997, the 1st day of September, 1998, the 5th day of December, 2000, and the 18th day of April, 2002.

                                                 ECLIPSE FUNDS INC.

                                                 By: /s/ Robert A. Anselmi
                                                     ---------------------------
                                                 Name:    Robert A. Anselmi
                                                 Title:   Secretary